EXHIBIT 99.2

WORLD AIR HOLDINGS ANNOUNCES NEW CORPORATE STRUCTURE

Changes Reflect Acquisition of North American Airlines

PEACHTREE CITY, Ga. (April 28, 2005) – World Air Holdings, Inc. (NASDAQ: WLDA) today announced several senior management changes associated with the acquisition of North American Airlines, Inc.

North American will continue to be managed independently under its respective operating certificate, now part of the World Air Holdings organization along with World Airways, Inc. and World Risk Solutions, Ltd.

Randy Martinez, who formerly held the president and chief executive officer (CEO) titles for World Air Holdings and World Airways, remains CEO of World Air Holdings. Jeff MacKinney, previously the chief operating officer of World Air Holdings and World Airways, has been promoted to president of World Air Holdings. Reporting to MacKinney at the World Air Holdings level will be:

•	Charlie McDonald, senior vice president and chief operating officer, World Airways, Inc.

•	Steve Harfst, senior vice president and chief operating officer, North American Airlines, Inc.

•	Charlie Addison, senior vice president of operational support services

•	Rob Binns, senior vice president of marketing and planning

“The new organizational structure will support our current operations and future growth plans, reflecting our goal to further enhance our reputation and leadership as a premier provider of charter airline services,” said Martinez. “The holding company is profitable and growing, with both its operating airline subsidiaries in strong individual financial positions.”

World Air Holdings, Inc., based in Peachtree City, Ga., has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd.

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military, major international freight forwarders and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

North American Airlines is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. North American Airlines focuses on “niche” markets, where high product quality and excellent passenger service provides value to its customers. Founded in 1989, North American has 600 employees and operates a fleet of eight passenger aircraft in charter and limited scheduled service. For information, visit www.northamericanair.com.

World Risk Solutions is an insurance company founded in 2004.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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